EXHIBIT 99.1

BioDrain Medical, Inc. Announces Company Name Change to Skyline Medical Inc.

Company Will Now Trade Under New Ticker “SKLN”

MINNEAPOLIS – Aug. 7, 2013 – BioDrain Medical, Inc. (OTCQB: BIOR) (the “Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain surgical fluid disposal that reduces the risk of exposure to hazardous waste, today announced that the Company is changing its name to Skyline Medical Inc. FINRA has confirmed that the market effective date for the name change is August 8, 2013. The new ticker symbol for Skyline Medical is SKLN, and the new CUSIP number is 83084T101.

“During the past several months this company has made great strides – we’ve implemented a top-notch medical advisory board, completed numerous successful trial installations and seen a very significant increase in revenues from the STREAMWAY System sales,” said Josh Kornberg, Chief Executive Officer of Skyline Medical Inc. “As our company continues to evolve, we feel it is important that our image reflect the growth trajectory we are on. Not only is Skyline Medical a nod to the company’s home town, Minneapolis, we believe the sky is the limit to how successful this technology will be in the coming months and years.”

Skyline Medical will continue to manufacture and distribute the Company’s flagship technology, the STREAMWAY System, which has gained traction in 2013. Currently, there are numerous trials of the STREAMWAY System running in hospitals and surgical centers throughout the United States.

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA cleared, surgical fluid disposal system that virtually eliminates operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters is an exposure risk and is not an optimal approach to the handling of surgical fluid waste. Skyline Medical’s STREAMWAY System fully automates the collection, measurement and disposal of surgical fluids and is designed to result in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving Occupational State and Health Association (OSHA) and other regulatory compliance agencies' safety concerns, and 3) streamlining the efficiency of the operating room (and thereby making surgeries more profitable).

Skyline Medical’s STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of Skyline Medical’s STREAMWAY System, the number of canisters can be significantly reduced. Skyline Medical Inc.’s STREAMWAY System is designed to make the operating room and our environment safer, cleaner, and better. Skyline Medical products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent 8-K and other filings at www.sec.gov.

Public Relations Contact:

Samantha Wolf

KCSA Strategic Communications

212-896-1220

swolf@kcsa.com

Investor Relations Contacts:

Phil Carlson / Josh Dver

KCSA Strategic Communications

212-896-1233 / 212-896-1239

skyline@kcsa.com